Exhibit (a)(1)(F)

INTEGRATED SILICON SOLUTION, INC.

OFFER TO PURCHASE FOR CASH

UP TO $30 MILLION IN VALUE OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $6.30

NOR LESS THAN $5.70 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 14, 2007,

UNLESS THE OFFER IS EXTENDED.

August 15, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 15, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Integrated Silicon Solution, Inc., a Delaware corporation (“ISSI”), to purchase for cash up to $30 Million in value of shares of its common stock, par value $0.0001 per share (the “Shares”), at a purchase price of not greater than $6.30 nor less than $5.70 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

ISSI will determine a single per Share price, not greater than $6.30 nor less than $5.70 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. ISSI will select the lowest price per Share within the range (the “Purchase Price”) that will allow it to purchase $30 million in value of Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. ISSI will purchase all Shares validly tendered at or below the Purchase Price and not withdrawn upon the terms and subject to the conditions set forth in the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described in the Offer to Purchase. The maximum number of Shares that ISSI will purchase pursuant to Offer is 5,263,157.

Only Shares properly tendered and not properly withdrawn will be purchased. If the Offer is oversubscribed, with the exception of “odd lots,” tendered Shares will be purchased on a pro rata basis, subject to conditional tenders and appropriate adjustments to avoid the purchase of fractional Shares. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned at ISSI’s expense to the stockholders who tendered such Shares, promptly after the Expiration Date.

ISSI expressly reserves the right, in its sole discretion, to purchase additional Shares as contemplated in the Offer to Purchase and subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

As described in the Offer to Purchase, if at the expiration of the Offer more than $30 million in value of Shares (or a greater number of Shares as we may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date, ISSI will purchase properly tendered Shares in the following order of priority:

(a) First, from all holders of “odd lots” of less than 100 Shares who properly tender all such Shares at or below the Purchase Price;

(b) Second, on a pro rata basis from all stockholders who properly tender Shares at or below the Purchase Price, subject to appropriate adjustments to avoid purchases of fractional Shares and the conditional tender provisions described in Section 6 of the Offer to Purchase; and

(c) Third, if necessary to permit us to purchase up to $30 million in value of Shares (or such greater number of Shares as we may elect to purchase pursuant to the Offer), from stockholders who have tendered Shares at or below the Purchase Price subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased pursuant to the Offer, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn such Shares prior to the Expiration Date.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. Shares may be tendered at a price not greater than $6.30 nor less than $5.70 per Share or at the price determined pursuant to the Offer, as indicated in the attached Instruction Form, net to the seller in cash, without interest.

2. The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, September 14, 2007, unless the Offer is extended.

3. The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions. See Section 7 of the Offer to Purchase.

4. The Offer is for up to $30 million in value of Shares, for a maximum of 5,263,157 Shares constituting approximately 13.9% of ISSI’s outstanding Shares as of August 10, 2007.

5. If you (i) own beneficially or of record an aggregate of fewer than 100 Shares, (ii) instruct us to tender on your behalf all of the Shares you own at or below the Purchase Price before the Expiration Date and (iii) check the box captioned “Odd Lots” in the attached Instruction Form, then ISSI, upon the terms and subject to the conditions of the Offer, will accept all of your tendered Shares for purchase regardless of any proration that may be applied to the purchase of other Shares properly tendered but not meeting the above conditions.

6. If you wish to condition your tender upon the purchase of all Shares tendered or upon ISSI’s purchase of a specified minimum number of the Shares that you tender, you may elect to do so and thereby avoid (in full or in part) possible proration of your tender. ISSI’s purchase of Shares from all tenders which are so conditioned will be determined, to the extent necessary, by random lot. To elect such a condition complete the section captioned “Conditional Tender” in the attached Instruction Form. If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7. Neither ISSI nor its board of directors makes any recommendation to you as to whether to tender or refrain from tendering your Shares pursuant to the Offer or as to the purchase price or prices at which you may choose to tender your Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including ISSI’s reasons for making the Offer. ISSI’s directors and executive officers have advised ISSI that they do not intend to tender any of their Shares in the Offer.

8. The Purchase Price will be paid net to the tendering stockholders in cash, without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

Please forward your Instruction Form(s) to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of ISSI by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS FORM

With Respect to the Offer by

INTEGRATED SILICON SOLUTION, INC.

to Purchase for Cash Up to $30 Million in Value of Shares

of its Common Stock, Par Value $0.0001 Per Share,

at a Purchase Price Not Greater Than $6.30 Nor Less Than $5.70 Net Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 15, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Integrated Silicon Solution, Inc., a Delaware corporation (“ISSI”), to purchase for cash up to $30 million in value of shares of its common stock, par value $0.0001 per share (the “Shares”), at a price not greater than $6.30 nor less than $5.70 per Share, net to the seller in cash, without interest for a maximum of 5,263,157 shares. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

This Instructions Form will instruct you to tender to ISSI the number of Shares indicated below or, if no number is indicated below, all Shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY:              SHARES1

[1]	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER

(See Instruction 5 of the Letter of Transmittal)

☐	The undersigned wishes to maximize the chance of having ISSI purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares and is willing to accept the Purchase Price pursuant to the Offer. Note that this election could result in your Shares being purchased at the minimum price of $5.70 per Share.

— OR —

SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

(See Instruction 5 of the Letter of Transmittal)

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the Purchase Price for the Shares is less than the price checked. If the Purchase Price for the Shares is equal to or greater than the price checked, then the Shares purchased by ISSI will be purchased at the Purchase Price. A stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $5.70	☐ $5.85	☐ $6.00	☐ $6.15	☐ $6.30
☐ $5.75	☐ $5.90	☐ $6.05	☐ $6.20
☐ $5.80	☐ $5.95	☐ $6.10	☐ $6.25

ODD LOTS

(See Instruction 16 of the Letter of Transmittal)

To be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares.

On the date hereof, the undersigned:

☐	is the beneficial or record owner of an aggregate of fewer than 100 Shares and is instructing the holder to tender all such Shares.

In addition, the undersigned is tendering shares (check ONE box):

☐	at the Purchase Price, which will be determined by ISSI in accordance with the terms of the Offer (persons checking this box should check the box under the heading “Shares Tendered at Price Determined Pursuant to the Offer”); or

☐	at the price per Share indicated under the heading “Shares Tendered at Price Determined by Stockholder.”

CONDITIONAL TENDER

(See Instruction 15 of the Letter of Transmittal)

A stockholder may tender his or her Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to this Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” below. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased.

Conditional Tender. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional:

☐	The minimum number of Shares that must be purchased, if any are purchased, is Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, ISSI may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have properly tendered all of his or her Shares and checked the box below:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Account Number:	Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date: